Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
Investor Relations:
Jeffrey Goldberger / Yemi Rose
KCSA Strategic Communications
212-896-1249 / 212-896-1233
jgoldberger@kcsa.com /
yose@kcsa.com

Industry and Press Relations:
Constantine Theodoropulos
Base Pair Communications
617-401-3116
constantine@basepaircomm.com

Rexahn Promotes Rick Soni to President and
Chief Operating Officer

Rockville, Maryland, Aug. 10, 2009 – Rexahn Pharmaceuticals, Inc. (NYSE Amex: RNN), a clinical stage pharmaceutical company commercializing potential best in class oncology and CNS therapeutics, today announced the promotion of Mr. Rick Soni to President and Chief Operating Officer. In his new role, Mr. Soni will have full responsibility for creating business strategy, and executing the strategic and tactical operational plans for the company.  His responsibilities will also include managing the full range of day-to-day operations while reporting directly to the CEO.

Mr. Soni joined Rexahn in 2008 as Chief Business Officer with over 25 years of marketing, business development and general management experience in the pharmaceutical industry. Prior to joining Rexahn, he held several leadership roles at Otsuka America Pharmaceuticals, Inc., with responsibility for commercial development, corporate strategy and execution of licensing and acquisition of therapeutics, diagnostics and medical devices. Previously, Mr. Soni had held a variety of management positions at Novartis and Schering-Plough. Mr. Soni has a BS from University of Wisconsin-Madison and an MBA from Fairleigh Dickinson University.

Dr. Chang Ahn, Rexahn’s Chairman and Chief Executive Officer, commented,  “Since joining Rexahn in 2008, Rick has proven to be an effective leader and outstanding member of our management team. He has shown unparalleled dedication to advancing our company through the establishment of relationships with pharmaceutical firms, as well as building our base of key institutional investor relationships. I know that I speak for our entire company in congratulating Rick on his new position.”

About Rexahn Pharmaceuticals, Inc.
Rexahn Pharmaceuticals is a clinical stage pharmaceutical company dedicated to commercializing first in class and market leading therapeutics for cancer, CNS disorders, sexual dysfunction and other unmet medical needs. Rexahn currently has three drug candidates in Phase II clinical trials – Archexin™, Serdaxin™, and Zoraxel™ - all potential best in class therapeutics, and a robust pipeline of preclinical compounds to treat multiple cancers and CNS disorders.  Rexahn also has key R&D programs in cancer nano-medicines and multi-target aimed ligands drug discovery technologies. For more information, please visit www.rexahn.com

Safe Harbor
This press release contains forward-looking statements. Rexahn's actual results may differ materially from anticipated results, and expectations expressed in these forward-looking statements, as a result of certain risks and uncertainties, including Rexahn's lack of profitability, and the need for additional capital to operate its business to develop its product candidates; the risk that Rexahn's development efforts relating to its product candidates may not be successful; the possibility of being unable to obtain regulatory approval of Rexahn's product candidates; the risk that the results of clinical trials may not be completed on time or support Rexahn's claims; demand for and market acceptance of Rexahn's drug candidates; Rexahn's reliance on third party researchers and manufacturers to develop its product candidates; Rexahn's ability to develop and obtain protection of its intellectual property; and other risk factors set forth from time to time in our filings with the Securities and Exchange Commission. Rexahn assumes no obligation to update these forward-looking statements.

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